POWER OF ATTORNEY

THE WESTPORT FUNDS
Westport Fund
Westport Select Cap Fund

KNOW ALL MEN BY THESE PRESENTS, that the undersigned constitutes and appoints Edmund H. Nicklin Jr. and Terry A. Wettergreen, as his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution for such attorney-in-fact in such attorney-in-fact’s name, place and stead, to sign any and all Post-Effective Amendments and/or Amendments to the Registration Statements of the Westport Funds on Form N-1A (Securities Act File No. 333-35821 and Investment Company Act File No. 811-08359) and any filings made with any state regulatory agency or authority, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission or any state regulatory agency or authority, as appropriate, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done virtue hereof. The undersigned hereby revokes any Powers of Attorney previously granted with respect to The Westport Funds concerning the filings and actions described herein.

IN WITNESS WHEREOF, the undersigned have executed this Power of Attorney to be effective as of the date first written below.

Name	Title	Date
/s Raymond J. Armstrong	Trustee	March 14, 2008
Raymond J. Armstrong
/s/ Edward K Mettelman	Trustee	March 14, 2008
Edward K. Mettelman
/s/ Stephen E. Milman	Trustee	March 14, 2008
Stephen E. Milman
/s/ D. Bruce Smith, II	Trustee	March 14, 2008
D. Bruce Smith, II